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                                                                   Exhibit 10.12

                  Attached hereto is an English translation of the original Hebrew version of the Option Allotment Agreement between Organitech and Ohad Hessel, dated February 24, 2000. The Company has employed a translator to translate the above-referenced agreement and based on this, the undersigned believes that the attached is a fair and accurate English translation of the above-referenced agreement.


                                     OrganiTECH, USA, Inc.


                                     By:/s/ Lior Hessel
                                        ----------------------------------------
                                         Lior Hessel, Chief Executive Officer
                                         Date:  April 12, 2002


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                           OPTION ALLOTMENT AGREEMENT

             Which was carried out and signed at Nesher on day
                        24 of the month of February 2000
                        --

Between    Organitech Ltd. (Hereafter: "The Company") the first party
           Whose address is: Technion Science Park -Nesher POB 212 Nesher 36601

And between   Mr. Ohad Hessel (Hereafter: "The Employee") the second party
              Whose address is Tal El
                               ------

Since         The employee is hired by the company:
And since:    In that the company in a Board Meeting of the 23.12.99 decided to allot options to its employees:
And since:    The employee is interested in the following option;

The two parties agree that:

1.       The introduction to this agreement is an inseparable part of it.

2. The company will allot to the employee an option to purchase 6,000 of its regular shares, in exchange for their nominal value which is NIS
         0.01. Under the condition that the employee will have been continually working for the company for a period of 4 years, as follows:
         An option to purchase 1,500 shares to the extent that he works for the company at least up until the date of 1.3.2000;
         An option to purchase 1,500 shares to the extent that he works for the company at least up until the date of 1.3.2001;
         An option to purchase 1,500 shares to the extent that he works for the company at least up until the date of 1.3.2002;
         An option to purchase 1,500 shares to the extent that he works for the company at least up until the date of 1.3.2003;
         In the evaluate that the employee has ceased working for the company during one of the option years as stated above, by his initiative or that of the company, he will be entitled to the relative part of the option (for the sake of this calculation, 1,500 shares are counted for each 12 month work period) (Hereafter: "The Option")

3. This option may be exercised up until 1.1.2006, or 6 months from the date on which the employee ceases to work for the company, which ever is later.

4. This option may not be transferred to another person, with the exception of transfer to the legal heir in the case of the employee's death.

5. The employee is allowed to exercises this option, only of the event that the shares are marketable.
         Marketable, for the purposes of this agreement shall mean: public issue, purchase or merger of the company or transfer of control by the means of stock purchase from company stock holders (hereafter:
         "Liquidation").

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6.       If between the signing of this agreement, and the time of actualization of the options, the company with distribute to its regular share holders, bonus shares, or rights to purchase shares because of the regular shares that they own, without consideration or in exchange for nominal value, or if the company splits the regular shares into a larger number of shares of less nominal share value, or will combine the regular shares into a smaller number of shares, of higher nominal value, or in a similar case of reorganization, which is applied to the regular shares (hereafter: "event"), the number of shares will be adjusted for the employee who is entitled to purchase them, according to the option, in the way that this number will be identical and belong to the same type of shares, that he would own, if he actualizes the option before the event.

7. The employee certifies that the company, its management and all its representatives, are not obligated and will not be responsible, and/or guarantees that the options and shares that were issued due to its actualization will have a fixed financial value, or will be marketable.

8. In the case that most share owners will also, following liquidation, be obligated by the power of this agreement, statutes, or for other reasons, to give to other shareholders the first right of refusal, for purchase of their shares, the employee will also be obligated.

9.       A.   The employee with be personally and individually responsible for tax obligations relating to this option.
         2nd. The employee with notify in writing of his desire to exercise his share options.
         3rd. The company will allot shares after the employee provides the company with the necessary sums, for required tax deductions and national insurance, according to the law, and/or will be entitled to deduct and/or will be entitled to authorize the purchase of the shares from the employee within the framework of liquidation, or to credit any taxes which the employee deserves by law.
         4th. The employee will be required to indemnify the company for all tax obligations (including interest, linkage, penalties) that the company will be obligated to pay if the worth of the shares will not be allowed be allowed by the tax authority. To assure indemnification, the employee will provide by a trustee, two signed checks for income tax and national insurance, without date or amount.

10. In the case of cessation of work, following a case of serious breaking of trust, or if in the context of his work he is suspected of a serious felony, the employee will not be entitled to exercise this option, unless he is later found to be not guilty under the law.

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11.      In the case that at any time the majority of the company's shareholders will decide to sell its shares in the company, to a purchaser, who conditions purchase of the shares on the purchases of a larger amount of shares than those that are actually available, in the hands of the shareholders, who are agreeing to sell, (hereafter: "purchase transaction"), and they force the remaining shareholders, by power of the agreement, statute, or other authorities, to sell shares in the same purchase transaction, the employee will be required, if necessary, to sell to the purchaser in the purchase transaction, his own shares as well, and/or to agree that the option that he has will be redeemed for payment that is equal to the price at which the regular shares are being sold, in the purchase transaction, less the realization costs, as specified in this agreement, and multiplied by the number of shares for which the employee holds an option.

         With the performance of what is stated in this section, the employee's option will expire.

12.      12.1     This agreement cancels all agreements or prior agreements
                  written or oral, with regard to options, and/or company shares.
         12.2     Any notification that is sent by one party to the other, by registered letter, to the address at the top of this agreement, or other addresses that one party will make known to the other, from time to time, will be considered as having been received following 4 business days from the date of postmark of the registered letter.

In evidence, the parties come to sign:


    signed                                             signed
---------------                                   ---------------
  The Employee                                       The Company